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                                                             EXHIBIT 1.A.(5)(b)

                                    MONTHLY DISABILITY BENEFIT RIDER

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       BENEFIT                  When we receive due proof that the insured is totally disabled as defined in the Disability Defined section, we will add a monthly benefit to the fixed account of this policy during the insured's continued disability, but not beyond the insured's attained age 65. The monthly benefit is the monthly disability benefit rider amount multiplied by the percent of premium factor. The monthly disability benefit rider amount and the percent of premium factor are shown on the policy specifications page.

       DISABILITY               Disability shall mean that as a result of bodily injury or disease
       DEFINED                  starting after the date of issue, the insured is totally disabled so that the insured:

                                1.   is and for a continuous period of at least 180 days has been prevented from working in any occupation for which the
                                     insured is reasonably qualified by education, training, or experience; or

                                2.   has suffered total and irrecoverable loss of the sight of
                                     both eyes, or the loss of both hands, or both feet, or one hand and one foot.

       START OF                 Disability must start:
       DISABILITY
                                1.   while this policy and rider are in force, and

                                2.   before the insured's attained age 60.

       NOTICE OF                Written notice of disability must be received by us at the home office
       DISABILITY               during the insured's continuing disability unless it can be shown that notice was given as soon as reasonably possible.

       GENERAL                  If the claim is approved, we will add the monthly benefit to the fixed
       TERMS                    account of this policy beginning on the first monthly due date after the start of the insured's disability.

                                ALL BENEFITS PROVIDED BY THIS RIDER WILL BE ALLOCATED TO THE FIXED
                                ACCOUNT.

                                We will add no more than 12 retroactive benefits in cases of delayed notice of a claim.

                                We will not pay monthly benefits if the disability results from:

       EXCLUSIONS               1.    intentionally self-inflicted injury, or
       FROM COVERAGE
                                2.    war or any act attributable to war, declared or undeclared, while the insured is in the military service of any country.

       TERMINATION              The owner must give proof of the insured's continuing disability upon
       OF DISABILITY            request unless benefits are being paid under Item 2 of the Disability
                                Defined section. This proof may require that the insured be examined by a physician acceptable to us. If this proof is not furnished within 91 days of a request, the monthly benefit for this disability will end.

                                We will notify you of the termination of the monthly disability benefit.

       CHARGE FOR               The charge for this rider will be added to the monthly deduction for
       THIS RIDER               this policy. The monthly charge for this rider is the sum of:

                                1.   the monthly  disability  benefit rider amount shown on the policy specifications  page times a percentage at the insured's attained age; plus

                                2.   the extra monthly charge for a special premium class for this rider, if any.


                                The guaranteed maximum percentages are shown in the following table.
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2000-103(031)MDB                                                      41870
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                                     GUARANTEED MAXIMUM PERCENTAGES

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              ----------------------- ----------------------- ----------------------- -----------------------
                     Attained               Percentage               Attained               Percentage
                       Age                      %                      Age                      %
              ----------------------- ----------------------- ----------------------- -----------------------
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                      21-30                     6.0                   51-55                    15.0
                      31-40                     7.0                   56-59                    20.0
                      41-45                     8.0                   60 and                   20.0
                      46-50                    10.0                   above
              ----------------------- ----------------------- ----------------------- -----------------------
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       TERMINATION              This rider will end when:
                                1.   the insured attains age 60 before the start of any disability;
                                2.   the owner is receiving the benefits of this rider and the insured attains age 65;
                                3.   the policy ends for any reason; or
                                4.   the owner's signed request for termination is received.

       PROCEEDS                 Any proceeds paid under this policy will not be reduced by any monthly benefits paid by this rider.

       GUARANTEED               This rider does not increase or decrease any guaranteed values of this
       VALUES                   policy.

       CONTRACT                 This rider is subject to all the terms of this policy except as modified in this rider.

                                Attached to and made a part of this policy effective as of the date of issue of the rider.
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                FARMERS  NEW  WORLD  LIFE  INSURANCE  COMPANY

         /s/ C. Paul Patsis                             /s/ Jeffrey T. Blackburn
          C. Paul Patsis                                  Jeffrey T. Blackburn
             President                                         Secretary


2000-103(031)MDB